Exhibit 8.1
List of Significant Subsidiaries:

	Percent of
Name	ownership	Registered Office	activity
Italsofa Nordeste S.A.	100.00	Salvador, Brazil	(1)
Italsofa Shanghai Ltd	96.50	Shanghai, China	(1)
Softaly Shanghai Ltd	100.00	Shanghai, China	(1)
Natuzzi China Ltd.	100.00	Shanghai, China	(1)
Italsofa Romania	100.00	Baia Mare, Romania	(1)
Natco S.p.A.	99.99	Bari, Italy	(2)
I.M.P.E. S.p.A.	90.84	Qualiano,Italy	(3)
Nacon S.p.A.	100.00	Bari, Italy	(4)
Lagene S.r.l.	100.00	Bari, Italy	(4)
Natuzzi Americas Inc.	100.00	High Point, NC, USA	(4)
Natuzzi Iberica S.A.	100.00	Madrid, Spain	(4)
Natuzzi Switzerland AG	100.00	Kaltbrunn, Switzerland	(4)
Natuzzi Nordic	100.00	Copenaghen, Denmark	(4)
Natuzzi Benelux S.A.	100.00	Geel, Belgium	(4)
Natuzzi Germany Gmbh	100.00	Dusseldorf, Germany	(4)
Natuzzi Sweden AB	100.00	Stockholm, Sweden	(4)
Natuzzi Japan KK	100.00	Tokyo, Japan	(4)
Natuzzi Services Limited	100.00	London, UK	(4)
Natuzzi Trading Shanghai Ltd	100.00	Shanghai, China	(4)
Natuzzi Oceania Ltd	100.00	Sidney, Australia	(4)
Natuzzi Russia OOO	100.00	Moscow, Russia	(4)
Italholding S.r.l.	100.00	Bari, Italy	(5)
Natuzzi Netherlands Holding	100.00	Amsterdam, Holland	(5)
Natuzzi Trade Service S.r.l.	100.00	Bari, Italy	(6)
Natuzzi United Kingdom Limited	100.00	London, UK	(7)
Kingdom of Leather Limited	100.00	London, UK	(7)
La Galleria Limited	100.00	London, UK	(7)

(1)	Manufacture and distribution

(2)	Intragroup leather dyeing and finishing

(3)	Production and distribution of polyurethane foam

(4)	Distribution

(5)	Investment holding

(6)	Transportation services

(7)	Dormant